UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 10, 2015

VIRTUAL PIGGY, INC.
(Exact name of Registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-53944 (Commission File Number)	35-2327649 (I.R.S. Employer Identification No.)

1221 Hermosa Avenue, Suite 210, Hermosa Beach, California 90254
(Address of principal executive offices, including zip code)

(310) 853-1950
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Replacement of Chief Executive Officer

On November 13, 2015, Jo Webber stepped down from her positions as Chief Executive Officer and a member of the Board of Directors of Virtual Piggy, Inc. (the “Company”).  In connection with her departure from the Company, the Company agreed to extend the exercise period of Ms. Webber’s stock option to purchase a total of 2,000,000 shares of the Company’s common stock at an exercise price of $0.65 to its current expiration date in March 2017.  Ms. Webber also agreed to immediately relinquish and terminate her outstanding stock option to purchase a total of 3,000,000 shares of the Company’s common stock at an exercise price of $0.04 per share.

On November 16, 2015, the Company appointed Kӓthe Anchel as President and Chief Executive Officer and as a member of its Board of Directors.  Ms. Anchel, age 40, has over fifteen years of experience in the ecommerce and technology industries.  From 2013 to 2015, Ms. Anchel served in executive positions at PayPal, including as Global Consumer Product Leader for Shopping and Habituation (2015) and Head of US Consumer Solutions (2013-2015).  From 2012-2013 she served as Design Leader, User Experience and Platform Innovation at eBay Enterprise.  From 2007-2012 she was Manager, User Experience and Web Communications for the American College of Physicians.

As an employee director, Ms. Anchel will not serve on any committees of the Board. Ms. Anchel has not engaged in any transactions with the Company since January 1, 2014 that would require disclosure pursuant to Item 404(a) of Regulation S-K.

In connection with her appointment, the Company also simultaneously entered into an Employment Agreement with Ms. Anchel pursuant to which she will be employed on an at-will basis at an annual base salary of (i) $250,000 during the first year of employment, (ii) $287,500 during the second year of employment and (iii) $325,000 during the third year of employment and thereafter, subject to further increase in the Board’s discretion.  The Company agreed, within 60 days, to place into escrow an amount sufficient to fund Ms. Anchel’s base salary payments during the first year of employment. In connection with her employment, Ms. Anchel will also receive stock options to acquire 2,500,000 shares of the common stock of the Company at an exercise price of $0.90 per share (or if greater, the fair market value of such stock on the grant date) vesting in three equal annual installments.  She will also be granted 500,000 shares of restricted common stock of the Company vesting in the following manner: (i) 250,000 shares shall vest immediately upon grant and (ii) 250,000 shares shall vest on the first anniversary of the initial date of employment; provided she is then still employed by the Company.

Appointment of New Director and Chairman of the Board

On November 10, 2015, Martha McGeary Snider was appointed to the Board of Directors of the Company.  Ms. McGeary Snider, will assume the title of Chairman of the Board, but will not currently serve on any committees of the Board.  Ernest Cimadamore will relinquish the title of Chairman of the Board but will remain as a director of the Company and as its corporate Secretary.

Ms. McGeary Snider previously served as a member of the Company’s board of directors from March 2012 until April 2013 and has served as Chair of the Company’s Board of Advisors since 2012. She is recognized as an innovative leader in both professional and philanthropic endeavors. As President of Guildford Group, she is a corporate, community and cultural advisor who advocates for the impact that innovation and the arts have in our society. Ms. McGeary Snider served as Policy Advisor on Arts and Culture, Commonwealth of Pennsylvania under Governor Edward G. Rendell’s administration from 2003 through 2011, working directly with the Governor and the Pennsylvania Department of Economic Development to advance cultural, heritage, arts and business initiatives throughout the Commonwealth of Pennsylvania. She also serves on numerous national and international philanthropic boards focusing on education advocacy and cultural enrichment, including as a trustee of the Museum of the American Revolution. Ms. McGeary Snider received The President’s Volunteer Service Award in 2008 from President George W. Bush.  From 1985 until 2000, she served in ownership and management positions at Comcast-Spectacor.

Ms. McGeary Snider has not engaged in any transactions with the Company since January 1, 2014 that would require disclosure pursuant to Item 404(a) of Regulation S-K.

The Company issued a press release with respect to the foregoing matters, which is attached hereto as Exhibit 99.1

ITEM 9.01.  Financial Statements and Exhibits.

(d)           Exhibits – The following exhibit is filed as part of this report:

Exhibit No.	Description of Exhibit

99.1	Press Release dated November 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRTUAL PIGGY, INC.

Date: November 17, 2015	By:	/s/ Ernest Cimadamore
Ernest Cimadamore
Secretary